Exhibit 10.1

CERTIFICATION OF SEVERANCE PLAN AMENDMENT AND RESTATEMENT
Effective as of October 1, 2014, except where otherwise stated, the Severance Pay Plan of Johnson & Johnson and U.S. Affiliated Companies is hereby amended and restated in its entirety in the form attached hereto and incorporated herein by reference.

Dated: October 29, 2014    /s/ J. A. Papa
J. A. Papa
Member
Pension and Benefits Committee of Johnson & Johnson

SEVERANCE PAY PLAN
OF
JOHNSON & JOHNSON AND U.S. AFFILIATED COMPANIES

Amended and Restated as of October 1, 2014

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ARTICLE 1
General

1.1
Purpose – The Severance Pay Plan of Johnson & Johnson and U.S. Affiliated Companies was established by Johnson & Johnson to provide severance pay under certain circumstances to Eligible Employees whose employment with a U.S. Affiliated Company is terminated under a Severance Event described in Article 4.1a. The sole purpose for payment of benefits under this Plan is to assist Participants when they are unemployed during the transition period when they are attempting to secure a new position.

1.2	Funding – Plan benefits shall be paid from the general assets of U.S. Johnson & Johnson Companies.

1.3	Effective Date – The Plan as amended and restated herein shall be effective as of October 1, 2014.

1.4	Prior Documents – This Plan shall supersede all prior severance pay plans and any other policies or practices pertaining to severance pay in effect prior to the Effective Date.

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ARTICLE 2
Definitions

2.1	Administrator – The “Administrator” of this Plan is the Pension and Benefits Committee of Johnson & Johnson (or a successor to such committee).

2.2	Appeal – An “Appeal” is a request filed with the Committee seeking review of the Claims Administrator’s denial of a Claim.

2.3
Base Pay – “Base Pay” is an Eligible Employee’s regular weekly base rate of pay in effect on the date the Eligible Employee’s employment terminates as a result of a Severance Event. The regular weekly base rate of pay for an hourly or part-time employee shall be the product of the employee’s hourly rate of pay and his standard weekly work hours, determined as of the employee’s termination date. For an Eligible Employee whose compensation is based solely on commissions, “Base Pay” means the Eligible Employee’s draw against such commissions, expressed as a weekly amount, and does not include any compensation in excess of such draw.

2.4	Claim – A “Claim” is an application for benefits filed with the Claims Administrator.

2.5	Claims Administrator – The “Claims Administrator” is the organization, entity, or person that has been designated by the Administrator to determine Claims under Article 7 hereto.

2.6	Committee – The “Committee” is the Benefit Claims Committee appointed by the Administrator.

2.7
Eligible Employee – An “Eligible Employee” is a regular, full-time or part-time salaried, commissioned, or hourly employee of a U.S. Affiliated Company who is not a member of a collective bargaining unit (unless the employee is included in the Plan through an express provision in a collective bargaining agreement). An employee’s full-time or part-time status shall be determined by the personnel practices and policies of the U.S. Affiliated Company employing the person. A “regular” employee shall mean an employee who is hired for an indefinite duration and who is on the regular payroll of a U.S. Affiliated Company. “Eligible Employee” shall in no event include an individual whose period of employment with a U.S. Affiliated Company is intended to be for a limited duration, including but not limited to, co-ops, interns, graduate and post-graduate fellows, and project-specific positions.

A person retained to perform services for a Johnson & Johnson Company (whether for a definite or indefinite duration) who is classified by that company as a fee-for-service worker, an independent contractor or a similar type of worker (rather than an employee) shall not be an Eligible Employee under this Plan, regardless of such person’s status under common law and regardless of whether the person is or has been determined by a government agency or board or a court or arbitrator or other third party to be an employee for any other purpose, including, but not limited to, for purposes of any employee benefit

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plan of a Johnson & Johnson Company (including this Plan) or for purposes of federal, state or local tax withholding, employment taxes or employment law. A person shall also not be an Eligible Employee under this Plan if (i) that person commenced employment with a Johnson & Johnson Company as a result of an acquisition, merger, or other similar transaction involving a Johnson & Johnson Company and the person’s Pre-Acquisition Employer, and (ii) such person is entitled to receive payments in the nature of severance or retention pay under a plan, agreement, policy, program, or arrangement maintained by a Johnson & Johnson Company or the person’s Pre-Acquisition Employer.

2.8
Johnson & Johnson Company – A “Johnson & Johnson Company” is (i) Johnson & Johnson or (ii) any other entity that is a direct or indirect subsidiary, related entity, or affiliate of Johnson & Johnson. A Johnson & Johnson Company shall also include any predecessor to such entity.

2.9
Participant – A “Participant” is an Eligible Employee whose employment with a U.S. Affiliated Company is terminated as a result of a Severance Event described in Article 4.1a and who meets the other eligibility conditions for the receipt of benefits under this Plan.

2.10
Pension and Benefits Committee – The “Pension and Benefits Committee” is a committee established by the Board of Directors of Johnson & Johnson and constituted to administer and supervise the Plan in accordance with Article 6. The Pension and Benefits Committee shall be governed by the terms of the Pension and Benefits Committee Charter.

2.11	Plan – The “Plan” means the Severance Pay Plan of Johnson & Johnson and U.S. Affiliated Companies as set forth herein and as amended from time to time.

2.12	Plan Sponsor – The “Plan Sponsor” is Johnson & Johnson.

2.13	Plan Year – A “Plan Year” is the calendar year.

2.14
Pre-Acquisition Employer – “Pre-Acquisition Employer” is the entity that employed a person immediately before such individual became an employee of a Johnson & Johnson Company as a result of an acquisition, merger, or other transaction between a Johnson & Johnson Company and such entity.

2.15	Proceeding – A “Proceeding” is any action under which an Eligible Employee or other person claims the right to receive Plan benefits, other than a Claim or an Appeal.

2.16
Related Company Severance Plan – A “Related Company Severance Plan” is any other plan, program, policy, employment agreement, or arrangement providing severance benefits that is maintained by or otherwise involves a Johnson & Johnson Company or a Pre-Acquisition Employer (or an affiliate thereof).

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2.17
Separation Agreement and Release – A “Separation Agreement and Release” is a separation agreement that contains a general release of claims in favor of all Johnson & Johnson Companies and all related entities, affiliates, and persons, and such other terms and conditions as may be contained in a separation agreement required on a general basis or in a particular case by the U.S. Affiliated Company employing a particular Eligible Employee at the time his or her employment is terminated. A Separation Agreement and Release may consist of one or more separate documents and may require the execution of one or more supplemental releases. A Separation Agreement and Release shall not be effective under this Plan unless each component document has been properly executed and each document has become effective. The content of any particular Separation Agreement and Release and its terms and conditions shall be determined by and be subject to Article 4 and the business judgment of the U.S. Affiliated Company employing the Eligible Employee at the time his or her employment is terminated.

2.18	Severance Event – A “Severance Event” is an event which results in eligibility for benefits under this Plan, as defined in Article 4.1.

2.19
U.S. Affiliated Company – A “U.S. Affiliated Company” is a Johnson & Johnson Company (i) that is organized under the laws of any State of the United States and has its principal place of business in the United States (excluding Puerto Rico and other U.S. territories), and (ii) that has elected to participate in the Plan. A list of U.S. Affiliated Companies is set forth in Appendix A as of the date set forth therein.

2.20
Years of Service – Subject to the exclusions in this Article 2.20, “Years of Service” means an Eligible Employee’s full years of Credited Service determined and credited under the terms of the Consolidated Retirement Plan of Johnson & Johnson as of the date the Eligible Employee’s employment terminates as a result of a Severance Event, provided, however, that Years of Service shall include service with a Johnson & Johnson Company prior to age 21 and shall include service only through the date on which the Eligible Employee’s employment terminates (not the end of the month in which the termination occurs). Years of Service shall be measured in full years, and partial years shall be disregarded.

Years of Service shall in no event include the following:

a.	Periods of employment for which an Eligible Employee has received payments in nature of severance pay under this Plan or a Related Company Severance Plan;

b.	Periods of employment that are, or will be, taken into account in determining payments in the nature of severance pay that is payable to an Eligible Employee under a Related Company Severance Plan;

c.
Periods of employment that precede the date with respect to which a Johnson & Johnson Company or a Pre-Acquisition Employer pays an Eligible Employee any retention or other payment in lieu of severance pay in connection with an acquisition, merger, or other similar transaction; and

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d.
Periods of employment that precede the date on which an Eligible Employee previously terminated employment with a Johnson & Johnson Company or a Pre-Acquisition Company, provided the Eligible Employee was not eligible to receive payments in the nature of severance pay under this Plan or a Related Company Severance Plan at the time of such termination.

Periods of service with a Pre-Acquisition Employer shall be included in an Eligible Employee’s Years of Service only if, and to the extent, approved by the applicable Johnson & Johnson Company and the Administrator. Pursuant to Article 6.4, the Administrator, or its representative, shall have the sole and binding authority to determine all questions regarding an Eligible Employee’s Years of Service, and such determination shall be final and binding for all purposes under the Plan.

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ARTICLE 3
Eligibility for Participation

3.1	Eligibility Requirements – Eligibility for participation in the Plan is available to all Eligible Employees as defined in Article 2.7 as of the Effective Date.

3.2
Cessation of Eligibility – Eligibility for participation in the Plan shall cease on the earliest to occur of: (i) the date on which an Eligible Employee ceases to be eligible to receive benefits pursuant to Article 4.1b or 4.1c, 4.3, or 5.4; (ii) the date on which the Plan terminates; or (iii) the date on which the Eligible Employee has received the full benefit payable under Article 5.

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ARTICLE 4
Eligibility for Benefits

4.1	Conditions of Benefits Eligibility

a.
An Eligible Employee may be eligible for the benefits provided in Article 5 if termination of employment with a U.S. Affiliated Company is permanent and results from any one of the following Severance Events:

i.	position elimination;

ii.
an Eligible Employee’s inability to meet the requirements of his or her position (as determined by management of the U.S. Affiliated Company employing the Eligible Employee at the time of termination);

iii.	reduction in force; or

iv.	for such other reasons as the Pension and Benefits Committee may, in its sole discretion, deem appropriate.

b.	An Eligible Employee is not eligible for the benefits provided in Article 5 if his or her employment is terminated as a result of any one of the following events:

i.
voluntary termination of employment by resignation, retirement or otherwise (unless the Pension and Benefits Committee in its sole discretion deems that severance benefits shall be payable under a voluntary workforce reduction program sponsored by a U.S. Affiliated Company);

ii.
the merger, divestiture, or other sale or disposition of all or part of a business unit or the transfer of all or part of a business function to an unaffiliated entity if the Eligible Employee is offered a position with the unaffiliated entity and the primary work location for such position is no more than 50 miles from the Eligible Employee’s primary work location immediately prior to such transaction;

iii.
the refusal of a position with a Johnson & Johnson Company, which, in the sole opinion of the Pension and Benefits Committee, is comparable (in terms of base pay or salary and responsibilities) to the Eligible Employee’s current position and for which the primary work location is no more than a 50-mile radius from the Eligible Employee’s current primary work location, or the acceptance of employment with a Johnson & Johnson Company;

iv.	layoff with recall rights;

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v.
discharge for (i) misconduct, (ii) a violation of applicable rules, policies, and/or practices, or (iii) conduct considered by the Pension and Benefits Committee to be detrimental to a Johnson & Johnson Company; or

vi.	for such other reasons as the Pension and Benefits Committee, in its sole discretion, determines to be cause for denying or discontinuing benefits under this Plan.

c.
As a condition of eligibility for both the commencement and the continuation of the receipt of benefits under this Plan, an Eligible Employee must not be conducting any work for a Johnson & Johnson Company (except for any work that may be requested pursuant to Article 4c(ii) below) or a competitor of the U.S. Affiliated Company employing the Eligible Employee at the time his or her employment is terminated, and must have fulfilled and be in compliance with all of his or her obligations to the Johnson & Johnson Companies, including but not limited to: (a) having returned all documents and other property related to any Johnson & Johnson Company, (b) being and remaining in full compliance with the confidentiality obligations and any non-solicitation and non-competition obligations of the applicable Employee Secrecy Agreement or similar agreement, and (c) not having any outstanding monetary obligation to any Johnson & Johnson Company (unless, in States in which such deductions are permissible, an agreement has been reached between the U.S. Affiliated Company employing the Eligible Employee at the time of termination and the Eligible Employee for sufficient deductions to be taken from the benefits to pay the obligation in full). In addition, as a condition of eligibility for both the commencement and the continuation of the receipt of benefits under Formula 2 of this Plan (in lieu of and not in addition to the benefits provided for under Formula 1), an Eligible Employee must execute a Separation Agreement and Release containing a general release of claims in favor of all Johnson & Johnson Companies and related entities and persons, in a form satisfactory to the U.S. Affiliated Company employing the Eligible Employee at the time his or her employment is terminated, and the Separation Agreement and Release must become effective. A Separation Agreement and Release may consist of one or more separate documents and may require the execution of one or more supplemental releases. A Separation Agreement and Release shall not be effective under this Plan unless each component document has been properly executed and each document has become effective. In the exercise of its business judgment, the management of the U.S. Affiliated Company employing the Eligible Employee at the time of termination may also require in the Separation Agreement and Release that the Eligible Employee:

i.
not be conducting any work without prior written consent of the U.S. Affiliated Company employing the Eligible Employee at the time of termination, even if the work is not for a Johnson & Johnson Company or a competitor of a Johnson & Johnson Company;

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ii.
consult at reasonable times upon reasonable notice and to cooperate fully with any Johnson & Johnson Company in connection with any business matter, investigation or legal matter as to which the Eligible Employee may have relevant information and to do so without further compensation if Plan benefits are being paid at the time the assistance is provided;

iii.	not disparage any Johnson & Johnson Company or any related entity or person and/or not apply for future work with any Johnson & Johnson Company and waive any right to conduct such work;

iv.	agree that the employee contribution for any continuing benefit coverage (e.g., medical) may be deducted from the severance pay; and

v.
agree to such other terms and conditions as the management of the U.S. Affiliated Company employing the Eligible Employee at the time of termination, in the exercise of its business judgment, decides should be included in the Separation Agreement and Release it provides to the Eligible Employee.

Once an Eligible Employee has signed a Separation Agreement and Release and that Separation Agreement and Release has become effective, the Eligible Employee is no longer eligible to receive benefits under Formula 1 of the Plan.

d.
No individual shall be eligible for benefits under this Plan with respect to any period for which he or she is eligible to receive benefits under a Related Company Severance Plan. No provision of this Plan shall be interpreted to provide benefits under more than one Plan for any period.

4.2	Severance Pay for Employees in Collective Bargaining Units
Severance pay, if any, for employees covered by a collective bargaining agreement will be governed by the specific provisions of such agreement. Unless a collective bargaining agreement specifically and expressly incorporates this Plan, employees covered by a collective bargaining agreement will not be eligible to participate in this Plan.

4.3	Determination of Eligibility
The Administrator shall, in its sole discretion, determine any factual questions concerning an Eligible Employee’s eligibility for or entitlement to benefits and shall have absolute discretion in interpreting and applying the terms of this Plan. The Pension and Benefits Committee may impose such other eligibility conditions on payment of benefits hereunder as it may deem advisable.

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ARTICLE 5
Amount and Payment of Benefits

5.1	Amount of Benefits

a.	Subject to the provisions of Articles 5.1c, d and e, a Participant shall be eligible to receive severance pay benefits in accordance with the following Severance Pay Schedule:

SEVERANCE PAY SCHEDULE

Formula 1 – Basic Severance Pay – Applicable only if Participant Does Not Sign a Separation Agreement and Release that Becomes Effective (see Article 5.1b):

Total Benefit = Four (4) weeks of Base Pay (without regard to Years of Service)

Formula 2 – Enhanced Severance Pay – Applicable only if Participant Signs a Separation Agreement and Release that Becomes Effective (see Article 5.1b):

Total Benefit = Two (2) weeks of Base Pay per Year of Service, subject to the following Minimum and Maximum Benefits:

Minimum Benefit:	Employee Type	Weeks of Base Pay
	Non-exempt employees	6 Weeks
	Exempt employees with Job Grade below 30	8 Weeks
	Exempt employees with Job Grade of 30-39	12 Weeks
	Exempt employees with Job Grade of 40-50	26 Weeks
	Exempt employees with: (a) Job Grade of 51 or higher or (b) Base Pay at or exceeding the approved maximum for Job Grade 50	52 Weeks
Maximum Benefit:	All Eligible Employees	104 Weeks

b.
Each Participant shall be provided with a Separation Agreement and Release by the U.S. Affiliated Company employing him or her at the time of termination. The Separation Agreement and Release will become effective if it is executed and

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returned by the Participant within the time period specified therein and not revoked by the Participant within the period for revocation stated therein. If the Participant does not execute a Separation Agreement and Release that becomes effective, the Participant’s severance pay benefit under this Plan shall be determined solely under Formula 1 of the above Severance Pay Schedule. If a Participant does execute a Separation Agreement and Release that becomes effective, the Participant’s severance pay benefit under this Plan shall be determined solely under Formula 2 of the above Severance Pay Schedule.

c.
A Participant who has previously received severance payments from a Johnson & Johnson Company in connection with his or her separation from employment will be eligible to receive severance benefits under this Plan, subject to Article 2.20 regarding previous severance payments from a Johnson & Johnson Company.

d.
The Pension and Benefits Committee may, in its sole discretion, authorize a reduction in severance pay to a Participant hereunder by the amount of any payment that the Participant is entitled to receive for the period during which severance pay would otherwise be payable to the Participant under the Plan: (i) under any confidentiality, non-solicitation and/or non-competition agreement the Participant has signed, (ii) as unemployment compensation, or (iii) as any other type of wage replacement benefit to which the Participant is entitled by law, pursuant to the terms of a benefit plan or contract, or from a source to which a Johnson & Johnson Company contributes.

e.	If a Participant ceases to meet the applicable requirements for eligibility for or entitlement to the receipt of benefits under this Plan, no further payments will be made.

5.2	Other Benefits
A Participant’s eligibility, if any, for other benefits while severance pay is being received will be determined in accordance with the terms of the official plan documents concerning those benefits.

5.3	Schedule and Timing of Severance Pay Payments
Severance pay shall be paid in installments at the Participant’s last regular base pay rate per payroll period, until all benefits have been paid, and, to the extent practicable, shall be paid on the Participant’s normal payroll dates.

5.4	Cessation of Benefits
Cessation of benefits shall occur on the earliest of (i) the date on which a Participant has received the full benefit payable under Section 5.1; (ii) the date on which benefit payments have been discontinued due to failure to abide by a condition imposed by

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Article 4.1 or 4.3 or payments have otherwise ceased or been offset under the terms of the Plan; or (iii) the date on which the Plan terminates.

5.5	No Vested Rights
Nothing in this Plan shall be construed as giving any Eligible Employee, Participant or beneficiary a nonforfeitable or vested right to any benefits hereunder.

5.6	Time Limits Affecting Benefit Entitlement
Prior to commencing a Proceeding asserting a claim of entitlement to Plan benefits, an Eligible Employee must file with the appropriate decision maker both a Claim and an Appeal that are timely under Article 7.1. Any Proceeding asserting a claim of entitlement to Plan benefits must be commenced within 180 days after the date on which the Committee issues its decision on the Eligible Employee’s Appeal. The failure either (i) to submit both a timely Claim and a timely Appeal, or (ii) to commence a Proceeding within the time period provided for in this Article 5.6 will result in the loss of any otherwise existing right to contested Plan benefits, unless the Committee in its discretion determines that extenuating circumstances require a different result.

5.7	Death of Participant
If a Participant dies prior to payment of all severance pay due under the Plan, the Participant’s surviving spouse, domestic or civil union partner, or estate (if the Participant is unmarried or does not have a surviving spouse or domestic or civil union partner) shall be entitled to receive the balance of the severance pay, but all benefits under Article 5.2 shall cease upon the Participant’s death, except to the extent otherwise provided in the applicable plan or as required by law.

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ARTICLE 6
Administration

6.1	The Employment Retirement Income Security Act of 1974
This Plan is a welfare plan as defined in the Employee Retirement Income Security Act of 1974 (“ERISA”).

6.2	Plan Sponsor
Johnson & Johnson is the Plan Sponsor:
Address:    One Johnson & Johnson Plaza
        New Brunswick, New Jersey 08933
Telephone:    (732) 524-0400

6.3	Named Fiduciary and Plan Administrator
The Pension and Benefits Committee shall be the “Named Fiduciary” within the meaning of Section 402(a) of the Employee Retirement Income Security Act of 1974, as amended, and shall carry out the duties of the “Administrator” of the Plan as required by ERISA. The Pension and Benefits Committee shall have the responsibilities and powers set forth in this Article 6.
Address:    One Johnson & Johnson Plaza
        New Brunswick, New Jersey 08933
Telephone:    (732) 524-0400

6.4	Powers and Duties of the Administrator
The Pension and Benefits Committee, or its duly authorized representatives, shall have the authority to control and manage the operation and administration of the Plan, including all rights and powers necessary or convenient to carry out its functions hereunder, whether or not such rights and powers are specifically enumerated herein. Without limiting the generality of the foregoing, and in addition to other powers set forth in this Plan, the Pension and Benefits Committee shall have the following express authority:

a.
To have the sole and complete discretion to construe and interpret the Plan, to resolve ambiguities and inconsistencies, to decide all questions concerning Base Pay, Years of Service, eligibility for participation and entitlement to benefits, and to decide any other questions concerning the interpretation or application of Plan terms;

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b.	To prescribe procedures to be followed by Eligible Employees for applying for benefits hereunder;

c.	To prepare and distribute, in such manner as the Pension and Benefits Committee determines to be necessary or appropriate, information relating to the Plan;

d.	To receive from any Johnson & Johnson Company and from Eligible Employees such information as shall be necessary for proper administration of the Plan;

e.	To consult with counsel, accountants, actuaries, or other advisors (who may also be advisors for any Johnson & Johnson Company in the discharge of its responsibilities); and

f.	To delegate its authorities and discretion hereunder.

6.5	Pension and Benefits Committee Members as Eligible Employees and Participants
Members of the Pension and Benefits Committee may be Eligible Employees and Participants but they shall not make any discretionary decision or take any actions affecting themselves as Eligible Employees or Participants, unless such decision or action is upon a matter that affects all other similarly situated Eligible Employees or Participants, and confers no special right, benefit, or privilege on the members of the Pension and Benefits Committee not simultaneously conferred upon all other similarly situated Eligible Employees or Participants.

6.6	Records and Reports
The Administrator shall take any actions it deems necessary or appropriate to comply with laws and regulations relating to maintenance of records, notification to Participants and Eligible Employees, reports to the United States Department of Labor, and all other requirements applicable to the Plan.

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ARTICLE 7
Claims and Appeals

7.1	Claim and Appeal Procedures

a.
An Eligible Employee (or his or her duly authorized representative) who wishes to assert a claim for Plan benefits may file with the Claims Administrator a signed written Claim that is timely (as described in this Article 7.1a), that specifically identifies the Plan benefits claimed and that describes all facts and circumstances entitling the Eligible Employee to payment of those benefits. In the event an Eligible Employee has not received a Separation Agreement and Release providing for the payment of Plan benefits (or has received a Separation Agreement and Release that provides for the payment of Plan benefits in an amount that is less than the amount he or she believes to be due), the Eligible Employee must file a Claim with the Claims Administrator within one hundred-eighty (180) days after the Severance Event. In all other cases, the Eligible Employee must file a Claim with the Claims Administrator no later than one hundred-eighty (180) days after the date on which payments under the Plan were discontinued or reduced.

b.
The Claims Administrator shall notify the Eligible Employee of its decision within ninety (90) days after receipt of a Claim or, if special circumstances exist, within one hundred-eighty (180) days of receipt of the Claim. If the Claim is denied in whole or in part, the Claims Administrator’s notice of denial shall be in writing and shall give:

i.	the specific reasons for denial with specific reference to pertinent Plan provisions upon which the denial was based;

ii.	a description of any additional materials or information necessary for the Eligible Employee to perfect the Claim and an explanation of why the materials or information are necessary; and

iii.	an explanation of the Plan’s Appeal procedure.

c.	For a period of sixty (60) days after receiving the Claims Administrator’s notice of denial, an Eligible Employee or his or her duly authorized representative may:

i.	obtain and review pertinent documents; and

ii.	submit a written Appeal to the Committee for review of the denial.

d.	An Eligible Employee submitting an Appeal shall be allowed to submit issues and comments in writing to the Committee.

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e.
The Committee shall afford any Eligible Employee requesting an Appeal a full and fair review of the decision denying the Eligible Employee’s Claim; and the Committee in its sole discretion, may hold a hearing to review any or all issues raised by the Eligible Employee on Appeal. The Committee shall issue a written decision to the Eligible Employee on the Appeal within sixty (60) days after receipt of the Appeal (unless special circumstances, such as the need to hold a hearing, require an extension of time, in which case a decision shall be rendered as soon as possible but no later than one hundred-twenty (120) days after the filing of the Appeal). In the event of an adverse decision, the Committee’s decision shall give specific reasons for the decision, written in a manner calculated to be understood by the Eligible Employee and shall include specific references to the pertinent Plan provisions upon which the decision is based.

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ARTICLE 8
Miscellaneous

8.1	No Guarantee of Employment, Etc.
Neither the creation of the Plan nor anything contained herein shall be construed as giving any Employee any right to remain in the employ of any Johnson & Johnson Company (or otherwise alter the employment at will relationship), any equitable or other interest in the assets, business, or affairs of any Johnson & Johnson Company, or any right to challenge any action taken or policy adopted or pursued by any Johnson & Johnson Company.

8.2	Controlling Law
The terms of the Plan and the rights and duties of all parties hereto or persons affected hereby shall be construed and determined according to ERISA to the extent applicable. It is intended that the Plan shall be an employee welfare benefit plan as described in Section 3(1) of ERISA. In the event of any ambiguity in the Plan, the interpretation of the Plan shall be within the sole discretion of the Pension and Benefits Committee, and its interpretation shall be binding for all purposes.

8.3	Severability
If any provision of the Plan is held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal and invalid provision were not included.

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ARTICLE 9
Amendment and/or Termination

9.1	Right to Amend or Terminate
Johnson & Johnson, as Plan Sponsor, reserves the absolute right to amend or terminate this Plan, at any time and in whole or in part, without prior consultation or notice to Eligible Employees and Participants of the Plan.

9.2	Termination or Amendment Procedure
The right to amend or terminate this Plan may be exercised by resolution adopted by the Pension and Benefits Committee or by its duly authorized representatives.

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ARTICLE 10
Internal Revenue Code Section 409A

10.1
General. Notwithstanding any other provision of the Plan to the contrary, the terms of this Article 10 shall apply to the payment of all Plan benefits on or after January 1, 2009 (“409A Amounts”). This Article 10 is intended to ensure that the terms of the Plan comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other guidance issued thereunder (“Section 409A”). The provisions of this Article 10 and any other section of the Plan that applies to the payment of benefits on or after January 1, 2009, shall be limited to those terms permitted under Section 409A. Any terms of the Plan that are not permitted under Section 409A shall be automatically modified and limited to the extent necessary to comply with Section 409A, but only to the extent such modification or limitation is permitted under Section 409A.

10.2
Payment of 409A Amounts. In addition to the conditions for benefit eligibility set forth in Section 4.1, an Eligible Employee shall not be entitled to a payment of benefits under the Plan unless the termination of employment with a U.S. Johnson & Johnson Company constitutes a “Separation from Service” within the meaning of Treasury Regulations Section 1.409A-1(h) and other applicable rules under Section 409A. Subject to the limitations applicable to Specified Employees set forth in this Article 10, a Participant’s benefit under the Plan shall be paid on the Participant’s normal payroll dates commencing as soon as practicable within the 60-day period beginning after the Participant’s Separation from Service. In no event shall the Participant (or the Participant’s beneficiary in the event of the Participant’s death) have any influence on any determination as to the tax year in which the benefit is paid.

10.3
Right to Separate Payments – Short-Term Deferrals. Each installment of a Participant’s Severance pay under the Plan shall be treated as a separate payment for purposes of Section 409A. Consequently, a Participant’s Severance pay under this Plan shall be treated as a series of separate payments and not a single payment of the aggregate amount. Each separate payment that is required to be paid and is actually paid during the Short-Term Deferral Period is intended to be exempt from the requirements of Section 409A under the exemption applicable to short-term deferrals. For purposes of this Plan, the Short-Term Deferral Period shall be the period beginning on the date of the Participant’s Separation from Service and ending on the date that is 2-1/2 months after the end of the taxable year in which the Participant’s Separation from Service occurred.

10.4
Severance Pay Exemption. It is intended that payments under the Plan that must be paid and that are actually paid after the Short-Term Deferral Period shall be exempt from Section 409A to the extent that such payments (i) do not exceed two times the lesser of (A) the Participant’s total annual compensation based on the Participant’s annual rate of pay for the prior taxable year (adjusted for any increases that were expected to continue indefinitely); or (B) the limitation under Code Section 401(a)(17) for the year of the Participant’s Separation from Service within the meaning of Section 409A, and (ii) are

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paid in full no later than December 31 of the second year following the year of the Participant’s Separation from Service.

10.5
Limitation for Specified Employees. No portion of any payment under the Plan that is not exempt from Section 409A under Section 10.3 or 10.4, above, shall be made to a Specified Employee before the expiration of the six-month period specified in Code Section 409A(a)(2) and the regulations thereunder. Any payment that would have been paid to a Specified Employee but for the six-month delay imposed by this Section 10.5 shall be paid during the seventh month after the Specified Employee’s Separation from Service, or if earlier, the date of the Specified Employee’s death. For purposes of this Plan, “Specified Employee” shall mean a “key employee” (within the meaning of Code Section 416(i) without regard to paragraph (5) thereof) who is one of the top 50 highest paid officers of the Company on the applicable determination date pursuant to procedures adopted by the Company. For purposes of identifying Specified Employees under this Section 10.5, “compensation” shall be determined under the safe harbor definition set forth in Treasury Regulation Section 1.415(d)-2(d)(3) and shall exclude all compensation permitted under Treasury Regulation Section 1.415(c)-2(g)(ii).

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10/1/2014 Restatement